UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2006

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 4, 2006, Casey’s Retail Company, a wholly owned subsidiary of Casey’s General Stores, Inc. (together, the “Company”), executed and entered into an Asset Purchase Agreement dated as of January 4, 2006 (the “Agreement”) with Gas ‘N Shop, Inc., a Nebraska corporation, and Larry W. Coffey, an individual owning all of the outstanding shares of capital stock of Gas ‘N Shop, Inc. (together, the “Seller”).

The Agreement provides that the Company will acquire, over the course of a three-month period commencing January 11, 2006 (the “Closing Date”), all rights, titles and interests of the Sellers to certain assets described in the Agreement, consisting generally of 51 convenience store properties located in Kansas, Nebraska and Iowa. The Company also has a one-year option under the Agreement to acquire an additional 2 stores in the future. The assets being acquired under the Agreement (the “Acquired Assets”) consist of the land, buildings, equipment and machinery and the goodwill associated with the business conducted at the store locations being acquired (in each case, a “Location”), certain assigned contracts, files and records, related intangible assets and intellectual property, inventory, licenses and permits situated at or associated with the Locations as of the Closing Date. Certain other convenience store properties operated by the Seller are being retained by the Seller under the Agreement and are not being acquired by the Company.

The purchase price for the Acquired Assets is $29,194,000, plus the value of the inventory determined as provided in the Agreement. A portion of the purchase price has been allocated in the Agreement to each Location being acquired. The Company has agreed to pay the total amount allocated to the Acquired Assets (except inventory) at each Location (net of prorated real estate taxes and other customary charges and credits) on the date of transfer of the Location to the Company. The amount for the inventory, determined on a location-by-location basis, will be paid after the physical count and pricing have been completed, but no later than two business days following the transfer of the Location to the Company. The amount of the purchase price attributable to other acquired assets not situated at or associated with a Location will be paid on the Closing Date.

The Company’s obligation to pay the allocated portion of the purchase price attributable to any Location is subject to the Seller’s right to lease the land, building and equipment and machinery at the Location for a period up to five years, under the terms of a lease attached to the Agreement as an exhibit. In such event, the monthly lease payment shall be set to return to Seller on a net basis an amount equal to 6% per annum on the total value of all assets attributed to the Location under the Agreement. At any time during the lease period, and with forty-five (45) days notice to the Company, Seller may require the Company to buy the Location then under lease. If Seller fails to exercise the option during the lease term with respect to any or all of the leased Locations, the Company shall acquire those Locations at the end of each lease term for the purchase price thereof allocable to the land, building, goodwill, equipment and machinery at the Location, as set forth in the Agreement.

In the Agreement, the Seller makes a number of representations and warranties to the Company to induce it to enter into the Agreement and to consummate the transactions contemplated thereby. The Agreement also obligates the Seller to comply with certain pre-closing covenants, and includes other provisions relating to the transfer of the Acquired Assets to the Company and their subsequent use by the Company.

The Seller has agreed to indemnify and hold harmless the Company and its successors from and against any losses, costs or damages relating to or arising from or relating to the circumstances described in the Agreement. Under certain circumstances described in the Agreement, the Agreement can be terminated by either the Company or the Seller.

Attached hereto as Exhibits 10.37 and 99.1 and incorporated herein by reference are copies of the Agreement entered into by the Company with the Seller and the Company’s press release relating to the same. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Agreement attached hereto as Exhibit 10.37.

Following the Closing Date, the Company expects to close the stores at 11 of the Locations, due to the presence of nearby Company stores. The Company also expects to demolish and replace the stores at 5-7 other Locations.

Sales at the 51 Locations have been distributed generally across 3 product categories: gasoline (approximately 71% of sales), grocery (approximately 26%) and prepared foods (approximately 3%). During the 12-month period ended October 31, 2005, there were a total of 33.9 million gallons of gasoline sold at the 51 Locations. During the same period, total revenues from the 51 Locations were $103 million.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

The exhibits accompanying this report are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: January 9, 2006	By:	/s/ WILLIAM J. WALLJASPER
William J. Walljasper
Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description
10.37	Asset Purchase Agreement dated as of January 4, 2006 by and between Casey’s Retail Company, Gas ‘N Shop, Inc. and Larry W. Coffey

99.1	Press Release of Casey’s General Stores, Inc. dated January 9, 2006